Sysco Western Minnesota
900 South Highway 10
St. Cloud, MN 56304
T 320.251.3200

Sysco.com

Customer Incentive Agreement

This Customer Incentive Agreement (this "Agreement"), between Sysco Western Minnesota, Inc, Sysco Cincinnati. ("Sysco" or "we"), and Burger Time, customer number _Multiple_, and locations TBD ("Customer" or "you") is dated June 3, 2018 (the "Effective Date").

Sysco wishes to provide you with an incentive (the "Incentive") to do business with Sysco and you wish to receive the Incentive, all under the terms and conditions of this Agreement.

1. Sysco will extend to you the Incentive to do business with Sysco for a 36-month period from the Effective Date (the "Incentive Period"). The Incentive consists of credit on account of $2,000 for equipment and small-wares for each new location that open during the agreement which will be paid within ten (10) days of the Effective Date (purchase of equipment/smallwares for a new location) in consideration of the opportunity to enjoy regular and recurring sales with your establishment during the Incentive Period.

2. If during the Incentive Period you cease or reduce your purchases from Sysco for any reason or your average drop size falls for any reason, including as the result of Sysco's suspension of service for your failure to pay for products purchased, then Sysco may terminate this Agreement by providing you a notice of termination of this Agreement (the "Termination Notice").

3. You agree to keep confidential and not disclose to anyone the existence of this Agreement and the Incentive as well as all terms and conditions of this Agreement. This obligation will survive the termination of this Agreement.

4. This Agreement is supplemental to any other agreements between Customer and Sysco, including without limitation the Credit Application you have on file with Sysco.

SYSCO	CUSTOMER
Sysco Minnesota, Inc.	
By: [signature] President	By: [signature] Owner
Printed Name: Mark Lanctot	Printed Name: Mark Petri
Date: 5-30-2018	Date: May 30, 2018

DISTRIBUTION AGREEMENT

This Distribution Agreement, including all its schedules (this "***Agreement***"), dated as of June 3, 2018 (the "***Effective Date***") is by and between Sysco Western Minnesota, Inc. and Sysco Cincinnati, Inc. ("***Sysco***") and BTND LLC, d/b/a Burger Time ("***Customer***").

RECITALS

A. Sysco, a wholly-owned affiliate of Sysco Corporation ("***Parent***"), and other operating subsidiaries and affiliates of Parent (collectively, "***Operating Companies***" and individually, an "***Operating Company***") perform purchasing, marketing, warehousing, transportation, distribution and other services for foodservice customers. The "***Service Area***" is the service area for Sysco, as determined by Sysco in its sole discretion.

B. Customer owns and operates, or manages under contract, the establishments, which are located within the Service Area and collectively referred to as "***Customer Locations.***"

AGREEMENT

In consideration of the mutual obligations set forth below, the parties agree as follows:

1. Term and Termination.

1.1 Term. The term of this Agreement (the "***Initial Term***") will begin on June 3, 2018, and continue for a period of 2 years with an option for a third year. The Initial Term shall automatically renew for successive one-year terms until either party provides the other party with not less than one hundred eighty (180) days' prior written notice before the end of the Initial Term or the then-current renewal period (the Initial Term together with each renewal period shall be referred to as the "***Term***").

1.2 Termination. This Agreement may be terminated as set forth in Section S1 of Schedule 3.

2. Appointment of Distributor and Margin Schedule.

2.1 Generally. Customer appoints Sysco to serve as its primary distributor to Customer Locations of foodservice products ("***Products***") within the Product categories described in Schedule 1. Customer agrees that each Customer Location will purchase from Sysco not less than 80% of the dollar volume of such Customer Location's purchase requirements for Products in each Product category stated in the margin schedule set forth in Schedule 1 (the "***Margin Schedule***"). Sysco determines the appropriate Product category for each Product. The Margin Schedule is applicable to deliveries to each Customer Location located within the Sysco's Service Area.

2.2 Terms and Conditions. Terms and conditions relating to the scope of this Agreement are set forth in Section S2 of Schedule 3.

3. Pricing.

3.1 Sell Price. Other than Controlled Price Products (as defined in Section S5.2 of Schedule 3), the sell price for all Products (the "***Sell Price***") sold under this Agreement will (i) be calculated on the basis of Cost (as defined in Section S3.1 of Schedule 3) and (ii) include a distribution fee to Sysco (the

"***Distribution Charge***"), whether calculated as a margin or fee per unit. Customer agrees to pay to Sysco the Sell Price for the Products.

3.2 Calculation of Sell Price.

3.2.1 *Fee per Unit.* For Products subject to fee per pound pricing as indicated in Schedule 1, the Sell Price will equal: (i) the Cost of such Product per pound, plus the fee per pound specified in Schedule 1, less (ii) any Supplier Allowance, multiplied by (iii) the number of pounds of such Product. For items subject to a fee per case pricing, the Sell Price will equal the Cost (per case), plus the fee per case, less the Supplier Allowance (as defined in Section S5.1 of Schedule 5).

Sell Price = [Cost (per unit) + fee (per unit) – Supplier Allowance (per unit)] x number of units

3.2.2 *Market Pricing.* For Products subject to market pricing to Customer as indicated in Schedule 1, the Sell Price shall be the prevailing market price, as determined by Sysco for its Service Area, in its sole discretion.

3.3 Frequency of Sell Price Calculation. Sell Prices for all Products will remain in effect for the pricing period set forth in Schedule 1 for the applicable Product category.

3.4 Substitutions. Should a substitution be necessary, Sysco will ship a comparable product at a Sell Price calculated using the same methodology and Distribution Charge as on the original Product ordered. For Products subject to fee per unit pricing, adjustments will be made to account for any pack/size variance and will be calculated based on the same unit price.

3.5 Increase in Distribution Charge for Split Cases. The distribution fee payable in connection with distribution of split cases of Product (as determined by Sysco) will be no less than $3.50/unit.

3.6 Fuel Cost Surcharge. The parties acknowledge and agree that the pricing terms set forth in this Agreement are premised upon fuel prices being within a certain range and Sysco has the right to impose a fuel cost surcharge if fuel prices fluctuate beyond such range. This surcharge will be added as a line item on the invoice covering each delivery.

3.7 Customer Incentives/Allowances. Sysco will pay the incentives/allowances described in Schedule 2 pursuant to the procedures contained in Schedule 2. Customer represents that payment of such incentives/allowances does not violate any law or contract to which Customer is bound. Customer will defend, indemnify and hold harmless Sysco from all loss, damage or liability arising out of any breach of this representation, including reasonable attorneys' fees and expenses. Customer will further repay to Sysco any incentives/allowances paid to Customer with respect to the sale of Product if Sysco does not ultimately receive payment for such Product. The indemnity set forth herein shall survive the expiration or termination of this Agreement.

3.8 Terms and Conditions. Terms and conditions relating to pricing are set forth in Section S3 of Schedule 3. Sysco's disclosure concerning the receipt of earned income from suppliers, which does not reduce Cost, is included in Section S3.2 of Schedule 3.

4. **Deliveries and Recalls**.

4.1 Delivery Service. Sysco will establish a delivery schedule for each such Customer Location taking into consideration the needs and preferences of Customer and will use reasonable, good faith efforts to make on-time deliveries.

4.2 Product Return Policy. Returns of Products and credits for such returns shall be governed by Sysco's Product Return Policy, a current copy of which is in Section S8 of Schedule 3.

4.3 Restocking Fee. Sysco reserves the right to collect a restocking fee of $2.50 per case for all Product returned due to Customer error; provided that such returns are in full compliance with the Product Return Policy referred to in Section 4.2.

4.4 Terms and Conditions. Terms and conditions relating to pricing are set forth in Section S4 of Schedule 3. Sysco's disclosure concerning the receipt of earned income from suppliers, which does not reduce Cost, is included in Section S3.2 of Schedule 3.

5. **Customer Agreements with Suppliers**. Sysco recognizes that Customer may have existing agreements with Suppliers for the purchase of Products to be distributed under this Agreement (such agreements being referred to herein as "***Supplier Agreements***"). The terms and conditions relating to Supplier Agreements are set forth in Section S5 of Schedule 3.

6. **Proprietary and Special Order Products**.

6.1 Stocking of Proprietary Products. Sysco will work with Customer to meet Customer's reasonable needs for Proprietary Products and Special Order Products. Except for such logo-bearing paper, disposable or tabletop Products, Sysco shall not be obligated to stock Proprietary Products and Special Order Products if Sysco has comparable Products already in its inventory.

6.2 Requirements. Proprietary Products and Special Order Products must have a valid Global Trade Identification Number ("***GTIN***") assigned and a scanable GTIN bar code on each sellable unit. Customer must purchase no less than ten (10) cases per week of such Product and the sales volume of such Products must result in at least twelve (12) turns of inventory of such Product in any twelve (12) month period.

6.3 Special Order Products. Sysco will not bring into inventory Special Order Products (as defined in Section S6.2 of Schedule 3)

6.4 Terms and Conditions. Terms and conditions relating to Proprietary and Special Order Products are set forth in Section S6 of Schedule 3.

7. **Credit; Customer Financial Responsibility**.

7.1 Payment Terms. Customer payments for deliveries must be received by Sysco within 30 days of the invoice date. Sysco reserves the right to modify payment terms for Customer if, in Sysco's sole judgment, Customer's financial condition materially deteriorates or Sysco becomes aware of circumstances that may materially and adversely impact Customer's ability to meet its financial obligations when due.

7.2 Delivery Stoppage. If Customer fails to make payment when due, Sysco may immediately, upon notice to Customer, condition future deliveries upon more stringent credit and/or payment terms, including, without limitation, cash in advance, cash on delivery, and/or the delivery of acceptable letters of credit, third party guaranties, additional collateral, and/or, following five (5) days written notice to Customer, cease shipment of any Products to Customer until the outstanding receivable balance is fully within terms.

7.3 Non-Electronic Order Fee. None

7.4 Terms and Conditions. Terms and conditions relating to credit and customer financial responsibility are set forth in Section S7 of Schedule 3.

8. MDA Terms and Conditions. The parties agree to be bound by all the terms and conditions of this Agreement set forth in Schedule 3.

[SIGNATURE PAGE FOLLOWS]

SYSCO Western Minnesota, Inc.

		By:	[signature]
		Name:	[illegible]
Attention:		Title:	[illegible]
Telephone:			
Facsimile:			

Copy to:
Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099
Attention: Legal Department
Telephone: (281) 584-1390
Facsimile: (281) 584-1744

BTND LLC. D/B/A BURGER TIME

		By:	[signature]
		Name:	Marte Petri
Attention:		Title:	Dir of Ops
Telephone:	( ) -		May 30, 2018
Facsimile:	( ) -		

DISTRIBUTION AGREEMENT

Schedule Index

SCHEDULE 1
TO
DISTRIBUTION AGREEMENT

Margin Schedule

	Product Category ▲	Pricing Frequency	Fee Per Unit Not to Exceed *	Committed (Yes/No) ♦	
1.	Healthcare	weekly	$2.73	Yes ☐	No ☐
2.	Dairy[1]	weekly	$2.73	Yes ☐	No ☐
3.	Meats	weekly	$2.73	Yes ☐	No ☐
4.	Beef Burgers	Weekly	$1.75		
5.	Seafood	weekly	$2.73	Yes ☐	No ☐
6.	Poultry	weekly	$2.73	Yes ☐	No ☐
7.	Frozen	weekly	$2.73	Yes ☐	No ☐
	a) French Fries	weekly	$1.75		
	b) Onion Rings	weekly	$1.75		
8.	Canned & Dry	weekly	$2.73	Yes ☐	No ☐
	a) Shortening	weekly	$1.75		
9.	Paper & Disposables	weekly	$2.73	Yes ☐	No ☐
10.	Chemical/Janitorial	weekly	$2.73	Yes ☐	No ☐
	a) Ecolab	monthly	Per contract with Customer		
11.	Supplies & Equipment	weekly	$2.73	Yes ☐	No ☐
12.	Produce	daily	$2.73	Yes ☐	No ☐
13.	Dispenser Beverage	weekly	$2.73	Yes ☐	No ☐
	a) Coke, Pepsi, Dr. Pepper, Starbucks	weekly	Per contract with Customer		

▲ Sysco reserves the right, on prior notice to Customer, to adjust pricing in the event of major changes in Cost of any commodity or market-sensitive Product (that is not a Contracted Product), defined as a change of more than five percent (5%) of the then-current Cost.

♦ Uncommitted Product categories will be priced at market pricing as described in Section 3.2.2 of the Agreement.

* The Distribution Charges for catch-weight Products in the Dairy, Meats, Seafood and Poultry Product categories priced on a fee per unit may vary due to variable weight per case.

Certain Dispensed Beverage Products.

When a supplier of beverage Products (which may include SMS) separates the charges for equipment and service ("***E&S Charges***") from the cost of the Product and Customer chooses to utilize equipment and service, Sysco will add E&S Charges to the Cost of the Product prior to calculating the Sell Price. If Sysco provides equipment and/or service, a reasonable E&S Charge will be added to the Cost of the Product sold by Sysco. If a third party

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[1] The Sell Price of fluid dairy Products delivered to Customer Locations where applicable state law prescribes the manner of determining the sales price for such Products shall, notwithstanding anything to the contrary elsewhere in this Agreement, be determined in accordance with such applicable law.

provides equipment and/or service, a ratable portion of the third party's E&S Charge to Sysco will be added to the Cost of such beverage Products.

Minimum Order:

Minimum Order $700.00

This is the smallest delivery Sysco is obligated to make to a Customer Location. Sysco Company may, at its sole discretion, elect to make deliveries in amounts less than the Minimum Order. In such event, the delivery shall be subject to a delivery surcharge mutually agreed upon between Sysco and the affected Customer Location.

SCHEDULE 2
TO
DISTRIBUTION AGREEMENT

SCHEDULE 3
TO
MASTER DISTRIBUTION AGREEMENT

MDA General Policies and Procedures

S1. Termination.

S1.1 *Generally.* This Agreement may be terminated prior to the end of the Term as to Customer as follows:

S1.1.1 By either party, for failure of the other party to comply with any material provision of this Agreement within one hundred and eighty (180) days of the other party's receipt of written notice describing such failure, unless, with respect to not more than one such failure, such failure is cured within such one hundred eighty (180)-day period;

S1.1.2 By Sysco, immediately (i) for Customer's failure to pay any amounts due to Sysco or (ii) if Customer's financial position deteriorates materially, determined by Sysco in its sole judgment, or if Sysco becomes aware of any circumstances that, in Sysco's sole judgment, materially impact Customer's ability to meet its financial obligations when due.

S1.2 *Obligations Upon Termination.* Upon termination, Customer agrees to fully comply with all of its obligations under this Agreement, including, without limitation the obligation to pay all invoices at the earlier of (i) the time they are due or (ii) two (2) weeks from the date of termination.

S2. Appointment of Distributor – Affiliates and Specialty Companies. This Agreement does not apply to Customer's purchases of goods and services directly from affiliated entities of Parent that are controlled directly or indirectly by Parent ("***Affiliates***") that do not operate a full-line foodservice distribution business but rather concentrate on specific, specialized product lines ("***Specialty Companies***"). For this Agreement, "Affiliate" also includes Parent's merchandising services Affiliate, currently, Sysco Merchandising and Supply Chain Services, Inc. and its successors (collectively, "***SMS***").

S3. Pricing.

S3.1 *Definition of Cost.* The Sell Price for all Products sold under this Agreement will be calculated on the basis of Cost, other than as provided below and in Section S5.2 of this Schedule 3. Except where Customer has agreed with a Supplier (as defined hereinafter) to purchase certain Products as described in Section S5.1 of this Schedule 3, "***Cost***" is defined as the cost of the Product as shown on the invoice to Sysco, plus, if the price on such invoice is not a delivered price, Applicable Freight (defined below). The invoice used to determine Cost of a Product will be an invoice issued to Sysco from the seller of such Product which may include suppliers, brokers, growers, packers, manufacturers, redistributors, consolidators, Affiliates (including SMS) or any other source of Products (collectively, "***Supplier***"). Suppliers (including SMS and other Affiliates) set invoice prices of Products sold to Sysco and may include an amount that reflects Earned Income for Merchandising Services (as such terms are defined in Section S3.2 of Schedule 3 below). In addition, for certain commodity products like produce, SMS and other Affiliates may use replacement cost or current market average cost as its cost to Sysco. Cost will not be reduced by Earned Income or cash discounts.

"***Applicable Freight***" means a per-case freight charge based on market conditions for moving products from the source to Sysco. Applicable Freight charges may include: (i) common or contract carrier charges billed by any Supplier or a third party; (ii) common or contract carrier charges billed by a freight management service operated by Parent or Affiliates ("***FMS***") for third party carriage arranged by FMS; (iii) charges billed by FMS for shipments back hauled on trucks owned or leased by Parent or Affiliates; or (iv) charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, air freight charges and other similar charges not included in Supplier's invoice cost that are required to bring Product into Sysco's warehouse. Customer acknowledges that Parent may manage freight (through FMS or otherwise) and may charge Applicable Freight, which may include an amount in excess of the costs incurred in arranging the transportation that reflects compensation for managing

freight; provided that Applicable Freight for any Product will not exceed (i) the Supplier's normal freight charge to Sysco to ship normal quantity requirements of such Product (including a freight charge that is part of a delivered price) or (ii) if the Supplier does not provide freight service, the rate normally payable by Sysco for inbound shipments of a similar quantity of Product.

S3.2 *Merchandising Services.* Parent and Affiliates, including SMS and Operating Companies, perform value-added services for Suppliers of SYSCO® Brand and other Products (*"Merchandising Services"*). These services include, but are not limited to, (i) supply chain services such as consolidation of Operating Company purchases from Suppliers, management of Supplier ordering processes, consolidation of payments by Operating Companies to Suppliers, processing claims by Operating Companies for Product loss and shortages, advanced inventory management, freight consolidation and management and other services associated with management of the total supply chain, (ii) quality assurance and (iii) regional and national marketing and performance-based product marketing. Parent and Affiliates, including SMS, may recover the costs of providing Merchandising Services, may be compensated for these services and may retain any savings they may receive throughout the supply chain by utilizing their expertise, resources and capital, a portion of which is used to offset expenses already incurred. Parent considers such cost recovery, compensation and retained savings for Merchandising Services to be earned income (*"Earned Income"*). Earned Income takes many forms including promotional allowances, volume discounts, growth programs, marketing programs and any other payments from Suppliers and may be provided through rebates or other payments from the Supplier or through net pricing from Suppliers that reflects such Earned Income. Parent may retain Earned Income, receipt of which does not reduce the Cost or Sell Price of any Product. Earned Income does not include manufacturer promotional allowances for the period of the promotion that are intended to be passed along to Customer and are shown on the face of the invoices used to determine Cost.

S3.3 *Sales, Use or Other Taxes and Assessments.* Customer shall bear all transaction taxes on Products (or services) provided hereunder including, but not limited to, sales, excise, use, value added, service taxes, consumption and business taxes, recyclable beverage containers taxes, business opportunity, and similar taxes (collectively, *"Pass-Through Assessments"*). The Operating Companies shall not charge Pass-Through Assessments if Customer, to the satisfaction of the Operating Companies, provides an exemption certificate acceptable to the applicable authority. If the Operating Companies have not charged Customer any Pass-Through Assessments and a taxing or regulatory authority subsequently determines that the Operating Companies should have charged such Pass-Through Assessments, Customer shall timely reimburse the Operating Companies for such Pass-Through Assessments (including any interest, levies, and penalties due). If charging Pass-Through Assessments, the Operating Companies shall include the applicable Pass-Through Assessments on its invoice to Customer (either through an increase in Distribution Charge or through a line item surcharge) and pay over collected Pass-Through Assessments to the applicable taxing or regulatory authorities. Pass-Through Assessments do not include franchise or other similar taxes based upon net income, which shall remain the responsibility of the party that incurs such taxes.

S3.4 *Donations.* Customer will not require Sysco to provide donations in any form, including, without limitation, free goods, cash or use of Sysco's owned equipment, for any event or cause, including without limitation, trade show events, meetings or conferences.

S4. <u>Deliveries and Recalls</u>.

S4.1 *Customer Initiated Recalls and Product Withdrawals.* If in the absence of a formal recall or withdrawal of Product initiated by the Supplier of such Product or a government agency with authority to do so, Customer directs Sysco to withdraw all such Product from Customer Locations, Sysco reserves the right to assess Customer its then current handling charge, currently $7.00 per case.

S5. Customer Agreements with Suppliers.

S5.1 *Supplier Agreements; Customer Contract Pricing.* Customer may provide Sysco with written evidence of the existence of all agreements it has with any Supplier for the purchase of Products to be distributed under this Agreement (*"Supplier Agreements"*), utilizing the supplier detail form provided by Sysco (the *"Supplier Detail Form"*). Supplier Agreements include agreements for which the Supplier and Customer

have agreed on (i) allowances for Customer ("***Supplier Allowances***") or (ii) the guaranteed cost Supplier will charge distributor for Product to be resold to Customer ("***Supplier Guaranteed Distributor Cost***"), which cost may be either delivered at Supplier plant or to Sysco. Products subject to Supplier Agreements are referred to herein as "***Contracted Products***". In determining the Sell Price under Section 3.2 of this Agreement of any Product covered by a Supplier Agreement, Sysco will replace Cost with Supplier Guaranteed Distributor Cost, plus, if Supplier Guaranteed Distributor Cost is not a delivered price, Applicable Freight.

S5.2 *Controlled Price Products.* There are a limited number of Products ("***Controlled Price Products***") that are governed by agreements with Suppliers binding upon Sysco which establish the ultimate price at which Sysco must sell the Product to the Customer Locations ("***Controlled Price Agreements***"). Controlled Price Agreements are limited to bag-in-box products from Coca Cola North America and Pepsi Cola Company, products from Ecolab, Inc. and other products expressly agreed to in writing by Sysco and Customer. Notwithstanding Section 3.2 of this Agreement, the Sell Price for Controlled Price Products shall be the amount prescribed (or calculated in accordance with) the applicable Controlled Price Agreement.

S5.3 *Limitations Relating to Supplier Agreements.* For any new or revised Supplier Agreements effective after the Effective Date or not previously provided to Sysco ("***New Supplier Agreements***"), Sysco must be notified in writing and provided with complete information concerning such agreements no later than twenty (20) days prior to the beginning of the next Customer accounting period to be effective as of the first day of the following Customer accounting period. Customer agrees that Sysco is not responsible for inaccuracies, errors or omissions made by Supplier, or untimely submissions of all information required, in connection with billing the pricing and allowances under Supplier Agreements, and that Customer's sole and exclusive remedy for any such inaccuracies, errors or omissions or untimely submissions of information related to Supplier Agreements shall be directly with Supplier.

Sysco shall be obligated to determine the Sell Price for Contracted Products or Controlled Price Products under Sections S5.2 or S5.2 of this Schedule 3 only if (i) the Supplier Agreement or the Controlled Price Agreement and (ii) all other required information are timely provided to Sysco. Furthermore, if the Supplier Guaranteed Distributor Cost or the Supplier Allowance are premised upon specified payment or credit terms or specified purchase volumes of Products, such payment and credit terms must be consistent with industry standards for such supplier and the specified purchase volumes of the related Contracted Products must be consistent with the Customer's historical or reasonably forecasted usage of such Products. If information concerning Supplier Agreements is not timely provided or the payment or credit terms or specified purchase volumes are not as described above, the Sell Price of such Contracted Products shall be determined in accordance with Section 3.2 of this Agreement and without regard to the Supplier Guaranteed Distributor Cost or the Supplier Allowance.

S6. Proprietary and Special Order Products.

S6.1 *Definition of Proprietary Products.* "***Proprietary Products***" are (i) Products bearing Customer's name or logo, (ii) Products with a unique formulation that are restricted for sale to Customer, or (iii) supplier branded products that would otherwise not be inventoried, or quantities of such supplier branded Products that exceed the amounts that Sysco would inventory, except for specific Customer's requirements. Fresh produce may not be designated a Proprietary Product due to its highly perishable nature.

S6.2 *Definition of Special Order Products.* "***Special Order Products***" are Products not inventoried by Sysco that Customer requests and Sysco purchases for immediate or near-immediate distribution to one or more Customer Locations. Notwithstanding Section 6.3 of this Agreement, if a special Order Product is sourced by Sysco, then it will be subject to the provisions of this Section S6.

S6.3 *Hold Harmless/Insurance.* Suppliers of such Products must provide Sysco with an indemnity agreement and insurance coverage satisfactory to Sysco and must not be in breach of such indemnity agreement. If a supplier of such Products does not provide the required indemnity and insurance or is in breach of its requirements to do so and Customer still wishes to purchase such Products from such supplier, Customer will defend, indemnify and hold harmless Sysco and its employees, officers and directors from all actions, claims and proceedings, and any judgments, damages and expenses resulting therefrom, brought by any

person or entity for injury, illness and/or death or for damage to property in either case arising out of the delivery, sale, resale, use or consumption of any such Product, except to the extent such claims are caused by the negligence of Sysco, its agents or employees.

S6.4 *Customer Obligations for Special Order Products.* Customer shall purchase all shipments of Special Order Products within the timeframes specified in the special order request, as approved by Sysco. No Special Order Products may be returned other than due to Product defects, mis-ships or any such Products or returns for which the Supplier has agreed to credit Sysco. Any additional distribution costs incurred by Sysco for Special Order Products outside of normal distribution costs, e.g., overnight freight or UPS charges, will be paid by the ordering Customer unless Supplier honors a bill-back to permit Sysco to recover such costs.

S7. Credit; Customer Financial Responsibility.

S7.1 *Set Off.* Sysco's rights of set off and recoupment are recognized by Customer and preserved in all respects.

S7.2 *Service Charge; Collection Fees.* If invoices are not paid when due, a service charge will be assessed to the applicable Customer, up to the maximum amount permitted by law. Unpaid invoice balances and service charges due to Sysco will be deducted from any credits due to Customer. Customer shall pay all costs and expenses (including reasonable attorney's fees) Sysco incurs in enforcing its rights under this Agreement including, without limitation, its right to payment for Products sold to Customer.

S7.3 *Applications and Other Documents and Information.* Customer will complete and execute a new account application on forms provided by Sysco and such account applications must be approved by Sysco as a condition to this Agreement binding Sysco. If required by Sysco in its judgment, Customer shall also execute and deliver guaranties, security agreements or other related agreements as a further condition to this Agreement being binding upon Sysco.

In order to enable Sysco to establish credit terms and monitor Customer's financial condition and if requested by Sysco, Customer will supply quarterly and annual financial statements to Sysco consisting of an income statement, balance sheet and statement of cash flow. Sysco may request and Customer shall provide such further financial information from time to time, sufficient, in Sysco's judgment, to enable Sysco to accurately assess Customer's financial condition.

S8. Product Return Policy.

One of the most significant issues in foodservice is food safety. Sysco goes to significant lengths to assure all Product is wholesome and complies with requirements established by the U.S. Department of Agriculture ("***USDA***") or the U.S. Food and Drug Administration ("***FDA***"), including without limitation, applicable requirements under Hazard Analysis/Critical Control Point programs promulgated by USDA or FDA.

To assure that Customer receives high quality product, maintained at optimum conditions, the following guidelines will be enforced for Product that Customer requests to return to the Sysco after being delivered to a Customer Location. This does not limit any rights Customer may have to reject Product at time of receiving.

Time frame: Except for returns of the specific products noted below, all returns and credit requests must be made within these timelines:

Fresh meat, poultry, and perishable items .... at time of delivery
Frozen Items .... 14 Days
All other items .... 14 days

Temperature Requirements: All perishable items must be maintained at the following temperatures:

Frozen .... 0 to 20 degrees
Refrigerated .... 30 to 35 degrees

Packaging: Products must be returned in their original packaging free of markings, damage, or signs of temperature excursions or other duress.

Specific Product Return Guidelines:

Category	Conditions
Fresh Seafood	returnable only at time of delivery
Produce	returnable only at time of delivery
Dairy	returnable only at time of delivery
Fresh Meat and Poultry	returnable at time of delivery must be in original sealed container with no signs of temperature abuse
Cleaning Chemicals	must be in original, sealed container and return must be authorized by Sysco representative
Special order items	returnable only at time of delivery due to quality problems or damage must be authorized by Sysco representative
Direct Drop Shipments	Customer must contact Sysco representative within 24 hours of receipt

S9. Perishable Agricultural Commodities. This Agreement may cover sales of "perishable agricultural commodities" as those terms are defined by federal law. Generally, all fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining and/or steam blanching are considered perishable agricultural commodities as are oil blanched french fried potato products. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by Section 5(c) of the Perishable Agricultural Commodities Act, 1930 (PACA) (7 U.S.C. § 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities until full payment is received.

S10. Food Safety and Ground Beef. Sysco has developed a set of stringent standards for the production and packaging of ground beef and ground veal (the "***Sysco Ground Beef and Veal Safety Standards***"). Sysco will not be obligated to utilize any supplier of ground beef or ground veal that does not meet the Sysco Ground Beef and Veal Safety Standards, whether or not the ground beef or ground veal supplied by such supplier has been designated by Customer as a Proprietary Product, Contracted Product or Special Order Product.

S11. Representations and Warranties; Limitations; Indemnity.

S11.1 *Product Warranties*. Sysco represents and warrants that all Products other than Customer Directed Products, as of the time of delivery to Customer, (i) will meet the specifications for such Product contained within the order guide and other written specifications for such Product provided by Sysco, (ii) subject to Section S9 of this Schedule 3, will be free and clear of any adverse lien or security interest and (iii) to the extent the Product is subject to the Federal Food, Drug and Cosmetic Act, as amended from time to time (the "***FDC Act***"), will not be adulterated or misbranded within the meaning of the FDC Act. Sysco represents and warrants that, subject to Section S9 of this Schedule 3, all Customer Directed Products will be free and clear of any adverse lien or security interest. No person is authorized to make any warranty or representation in addition to or in conflict with the warranties set forth in this paragraph.

S11.2 *Exclusion of Implied Warranties*. Except as expressly provided herein, Sysco makes no express or implied warranties of any kind, including without limitation, implied warranties of merchantability or fitness for a particular purpose or warranties that arise from trade usage or custom.

S11.3 *Exclusion of Certain Damages*. In no event shall either party be liable for any special, indirect, incidental or consequential damages of any sort (including, without limitation, lost profits and lost enterprise value) incurred by any other party, whether in an action in contract, tort or otherwise, arising out of or related to this Agreement or the performance or breach thereof, even if it is advised of or could have foreseen the possibility of such damages, except for Losses (as defined in Section S11.4 of this Schedule 3) arising from third party claims that are subject to the indemnification obligations described in Section S11.4 of this Schedule 3 or Losses suffered by a party as a result of the breach by the other party and/or its affiliates,

employees, officers, or directors, of the confidentiality provisions set forth in Section **Error! Reference source not found.** of this Schedule 3.

S11.4 *Indemnity*. Each party (in context, the "***Indemnitor***") will be responsible for and will defend and indemnify the other party (in context, the "***Indemnitee***") for losses, damages, claims and costs (including reasonable attorney's fees) (collectively, "***Losses***") of the Indemnitee for property damage or personal injury that are caused by or arise out of the negligence or intentional misconduct of the Indemnitor other than as limited in Section S11.3 of this Schedule 3. The obligations of the Indemnitor in the preceding sentence will be reduced to the extent such Losses are caused by the negligence or intentional misconduct of the Indemnitee. The Indemnitee will promptly notify the Indemnitor of any Losses and cooperate with the Indemnitor in defending such Losses. The Indemnitor is entitled to defend the Losses at its expense with counsel of its choosing. The Indemnitee may participate in the defense of the Losses at its expense with counsel of its own choosing.

S12. Supplies On The Fly. Notwithstanding any provision in this Agreement, Customer agrees to the following in exchange for authorization from Sysco to purchase products from Supplies On The Fly website (www.suppliesonthefly.com, hereinafter "***SOTF***"), which is operated by Instawares, LLC ("***Instawares***").

S12.1 Customer's orders on the SOTF website are received, processed, and fulfilled by Instawares. Customer recognizes and agrees that, except as defined below, purchases made on SOTF shall be independent of the terms contained in this Agreement, and shall not be considered to be purchases under this Agreement.

S12.2 Instawares is solely responsible for procuring, pricing, and arranging for the delivery and quality of the products ordered via the SOTF ("***SOTF Products***") and for the terms applicable to the sale.

S12.3 Sysco has no responsibility for or any authority whatsoever with respect to the sale of any SOTF Products, including (without limitation) the establishment of the sell prices and/or shipping charges charged for SOTF Products and/or their delivery to Customer. Sysco expressly disclaims any representations regarding any matter relating to any cost basis utilized in establishing the purchase price and/or the shipping charges for any SOTF Products.

S12.4 If SOTF Products are purchased with a credit card:

S12.5 Instawares is responsible for billing and collecting the purchase price, inclusive of shipping charges.

S12.6 Any claims that Customer may have with respect to the SOTF Products and any requests for returning SOTF Products must be addressed to and resolved exclusively with Instawares as well as receiving any refunds for returned SOTF Products.

S12.7 SYSCO MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO ANY SOTF PRODUCTS OR DELIVERY THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF TITLE, OR WARRANTIES THAT ARISE FROM TRADE USAGE OR CUSTOM, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

S12.8 SYSCO SHALL NOT BE LIABLE TO CUSTOMER OR ANY OTHER PERSON FOR ANY DAMAGES ARISING FROM THE PURCHASE, DELIVERY, FAILURE TO DELIVER, CONSUMPTION, USAGE, OR RESALE OF SOTF PRODUCTS OR ANY DEFECTS OR DEFICIENCIES IN SOTF PRODUCTS.

S12.9 None of the pricing terms (such as but not limited to the method of calculating the sell price), allowances, credit and return policies or any payment terms) applies to Customer's purchase of SOTF Products. No claim or defense that Customer may have with respect to SOTF Products or any sales transactions relating thereto may be asserted against, or used as an offset or defense with respect to obligations to, Sysco, and any arrangements Customer may have with Sysco with respect to purchase of products from Sysco.

S12.10 Purchases of any SOTF Products will not be included within any sales volume requirements upon which pricing is based under this Agreement or any other agreement with Sysco, nor will any allowances,

discounts and/or any other incentives that Customer may be entitled to under this Agreement, be applicable to Customer's purchases of SOTF products.

S13. Miscellaneous.

S13.1 *Assignment/Change in Control.* Customer may not assign this Agreement without the prior written consent of Sysco. Subject to such limitation, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

S13.2 *Entire Agreement.* The parties expressly acknowledge that (i) this Agreement (and the referenced Schedules), (ii) any separate confidentiality agreement between the parties and (iii) the credit applications and related agreements and guaranties referred to in Section S7.3 of this Schedule 3 contain the entire agreement of the parties with respect to the relationship specified in this Agreement and supersede any prior arrangements or understandings between the parties with respect to such relationship.

S13.3 *Amendments.* This Agreement may only be amended by a written document signed by each of the parties. Notwithstanding the foregoing, Section S8 of this Schedule 3 may be amended by Sysco from time to time.

S13.4 *Notices.* Any written notice called for in this Agreement may be given by personal delivery, first class mail, overnight delivery service, confirmed email or confirmed facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight service on the next business day; by first class mail five (5) business days after mailing; and by facsimile when an answer back confirming receipt by the recipient's facsimile machine is received. The address of each party is set forth below.

S13.5 *Survival of Terms.* The sections of this Agreement that by their nature are intended to survive, including but not limited to indemnification, waiver of jury trial, payment, limitations on damages and warranties, and confidentiality found in Sections S1.2, S6.3, S7.2, S11, and S13.7 of this Schedule 3, shall survive the expiration or termination of this Agreement. Neither expiration nor termination of this Agreement for any reason shall release a party from liabilities or obligations set forth herein which the parties have expressly agreed will survive such expiration or termination.

S13.6 *Governing Law.* This Agreement and the rights and obligations of the parties hereunder, shall be construed in accordance with the laws of the state where Sysco's facility is located as shown on the signature page of this Agreement.

S13.7 *Waiver of Right to Jury Trial.* Each party affirmatively waives its right to jury trial with respect to any disputes, claims or controversies of any kind whatsoever under this Agreement.

S13.8 *Authority.* Each of the signers of this Agreement agrees to the terms and conditions of this Agreement on behalf of his or her organization or business. The undersigned represents that he or she is fully authorized to sign this Agreement on behalf of the organization or business represented, and that the business entity represented is bound by this Agreement.